EXHIBIT 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made and entered into as of January 1, 2005, by and between AmTrust Financial Services, Inc. a Delaware corporation, with its principal office located at 59 Maiden Lane, 6th Floor, New York, New York 10038 (“AmTrust” or “Company”) and Barry D. Zyskind (“Executive”).

WHEREAS, AmTrust has determined that it is in the best interests of the Company and its stockholders to employ Executive and to set forth in this Agreement the obligations and duties of both Company and Executive; and

WHEREAS, AmTrust wishes to assure itself of the services of Executive for the period hereinafter provided, and Executive is willing to be employed by Company for said period, upon the terms and conditions provided in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, Company and Executive (individually a “Party” and together the “Parties”) agree as follows:

1.	Definitions

(a)	“Beneficiary” means the person or persons named by Executive pursuant to Section 15 below or, in the event that no such person is named who survives Executive, his estate.

(b)	“Board” means the Board of Directors of AmTrust.

(c)	“Cause” means:

(i)	Executive’s conviction of a felony involving an act or acts of dishonesty on his part and resulting in gain or personal enrichment at the expense of Company;

(ii)	willful and continued failure of Executive to perform his obligations under this Agreement, resulting in demonstrable material economic harm to Company;

(iii)	a willful and material breach by Executive of the provisions of Sections 12 or 13 below to the demonstrable and material detriment of Company.

Notwithstanding the foregoing, in no event shall Executive’s failure to perform the duties associated with his position caused by his mental or physical disability constitute Cause for his termination.

For the purposes of this Section 1(c), no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by him in bad faith or without reasonable belief that his action or omission was in the best interests of Company. Any act or failure to act based upon authority given pursuant to a resolution adopted by the Board or based upon the advice of counsel for Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of Company.

(d)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e)
“Disability” means the illness or other mental or physical disability of Executive, as determined by a physician acceptable to Company and Executive, resulting in his failure during the Employment Term (i) to perform substantially his applicable material duties under this Agreement for a period of six consecutive months and (ii) to return to the performance of his duties within thirty (30) days after receiving written notice of termination.

(f)	“Employment Term” means the period specified in Section 2(b) below.

(g)	“Fiscal Year” means the fiscal year of the Company.

(h)	“Good Reason” means, at any time during the Employment Term, in each case without Executive’s prior written consent or his acquiescence:

(i)	reduction in his then current Salary;

(ii)
diminution, reduction or other adverse change in the bonus or incentive compensation opportunities available to Executive (with respect to the level of bonus or incentive compensation opportunities, the applicable performance criteria and otherwise the manner in which the bonuses and incentive compensation are determined) in the aggregate from those available as the date hereof in accordance with Section 4(a) below;

(iii)	Company’s failure to pay Executive any amounts otherwise vested and due him hereunder or under any plan or policy of Company;

(iv)	diminution of Executive’s titles, position, authorities or responsibilities, including not serving on the Board;

(v)	assignment to Executive of duties incompatible with his position of President;

(vi)	imposition of a requirement that Executive report other than to the full Board;

(vii)	a material breach of the Agreement by Company that is not cured within 10 business days after written notification by Executive of such breach; or

(i)	“Salary” means the annual salary provided for in Section 3 below, as adjusted from time to time.

(j)	“Spouse” means, during the Term of Employment, the woman who as of any relevant date is legally married to Executive.

(k)	“Subsidiary” means any corporation of which Company owns, directly or indirectly, more than fifty percent (50%) of its voting stock.

2.	EMPLOYMENT TERM, POSITIONS AND DUTIES

(a)
Employment of Executive. Company hereby employs Executive, and Executive hereby accepts employment with Company, in the positions and with the duties and responsibilities set forth below and upon such other terms and conditions as are hereinafter stated. Executive shall render services to Company principally at Company’s corporate headquarters, but he shall do such traveling on behalf of Company as shall be reasonably required in the course of the performance of his duties hereunder.

(b)
Employment Term. The initial Employment Term shall commence as of January 1, 2005 and shall terminate on December 31, 2009 (the “Initial Employment Term”). Upon expiration of the initial Employment Term, this Agreement shall renew automatically for successive three year terms (“Successive Employment Terms”), unless either party has provided one hundred eighty (180) days written notice of its of his intention not to renew prior to the expiration of the Initial Employment Term or any Successive Employment Term. The Initial Employment Term and each Successive Employment Term, collectively, shall constitute the Employment Term.

(c)	Titles and Duties

(i)
Until the date of termination of his employment hereunder, Executive shall be employed as President and Chief Executive Officer reporting to the full Board. In his capacity as President and Chief Executive Officer, Executive shall have the customary powers, responsibilities and authorities of presidents of corporations of the size, type and nature of Company including, without limitation, authority, in conjuction with the Board as appropriate, to hire and terminate other employees of Company.

(ii)
During the Employment Term, Company shall use its best efforts to secure the election of Executive to the Board. During the Employment Term, if the Board forms an executive or similar committee, Executive shall serve thereon.

(d)	Time and Effort

(i)
Executive recognizes that, during the Employment Term, he owes an undivided duty of loyalty to Company and agrees to devote substantially all of his business time and attention as is reasonably necessary to the performance of his duties and responsibilities and to use his best efforts to promote and develop the business of Company and its affiliates; and

(ii)
Nothwithstanding the foregoing, nothing shall preclude Executive from (a) serving on the boards of a reasonable number of trade associations, charitable organizations and/or businesses not in competition with Company, (b) engaging in charitable activities and community affairs and (c) managing his personal investments and affairs; provided, however, that, such activities do not materially interfere with the proper performance of his duties and responsibilities specified in Section 2 (c) above.

3.	SALARY

(a)	Initial Salary. Executive shall receive from Company a Salary, payable in accordance with the regular payroll practices of Company, in a minimum amount of $600,000.

(b)
Salary Increases. Executive shall be entitled to a salary review annually commencing on the first anniversary of the Effective Date of this Agreement. Such salary review shall be based entirely on merit and any salary adjustments shall be determined by the Board or compensation committee thereof. Any amount to which Executive’s Salary is increased, as provided in this Section 3(b) or otherwise, shall not thereafter be reduced without his consent, and the term “Salary” as used in this Agreement shall refer to his Salary as thus increased.

4.	BONUSES

(a)
Annual Profit Bonus. Provided that the pre-tax profit of Company equals or exceeds the target profit for the subject Fiscal Year set forth herein, Company shall pay Executive an amount equal to two percent (2%) of the Company’s pre-tax profit for each Fiscal Year or portion thereof during the Employment Term, subject to a maximum amount equal to two and one half times Executive’s Salary as of the end of the Fiscal Year. For purposes of computing the Profit Bonus, profit means Company’s revenues less expenses determined in accordance with generally accepted accounting principles on a consistent basis. The Annual Profit Bonus for each Fiscal Year shall be paid no later than one hundred twenty (120) days as of the end of the Fiscal Year. The target profit for each Fiscal Year of the Employment Term is as follows:

Fiscal Year 2005: $20 million
Fiscal Year 2006: $22 million
Fiscal Year 2007 $24.2 million
Fiscal Year 2008: $26.6 million
Fiscal Year 2009: $29.3 million

The target profit for Successive Employment Terms shall be determined by the Board or the compensation committee thereof, provided that the target profit for any Fiscal Year may not be increased by more than 10% from the target profit for the prior Fiscal Year without the express written consent of Executive.

(b)
Special Bonus. Executive shall be eligible to receive additional bonuses during the Employment Term. The Board or the compensation committee thereof shall determine, in its discretion, the occasion for payment, and the amount, of any such bonus.

5.	LONG-TERM INCENTIVE

During the Employment Term, Executive shall be eligible to participate in any long-term incentive compensation plan established by Company for the benefit of Executive or, in the absence thereof, under any such plan established for the benefit of members of the senior management of Company.

6.	EQUITY OPPORTUNITY

During the Employment Term, Executive shall be eligible to receive grants of options to purchase shares of Company’s stock and awards of shares of Company’s stock, either or both as determined by the Board or Options Committee thereof, under and in accordance with the terms of applicable plans of Company and related option and award agreements. It is the intention of Company to grant stock options to Executive during the Employment Term.

7.	EXPENSE REIMBURSEMENT; CERTAIN OTHER COSTS

During the Employment Term, Executive shall be entitled to prompt reimbursement by Company for all reasonable out-of-pocket expenses incurred by him in performing services under this Agreement, upon his submission of such accounts and records as may be reasonably required by Company.

8.	PERQUISITES

During the Employment Term, Company shall provide Executive with the following perquisites:

(a)	an office of a size and with furnishings and other appointments, and personal secretarial and other assistance, at least equal to that provided to Executive by Company as of the date hereof; and

(b)
payment of and the use of an automobile and payment of related expenses on the same terms as in effect on the date hereof or, if more favorable to Executive, as made available generally to other executive officers of Company and its affiliates at any time thereafter, but in no event to exceed, in total, One Thousand Dollars ($1,000) per month.

9.	EMPLOYEE BENEFIT PLANS

(a)
General. During the Employment Term, Executive shall be entitled to participate in all employee benefit plans and programs made available to Company’s senior executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, pension and other retirement plans, profit-sharing plans, savings and similar plans, group life insurance, hospitalization insurance, surgical insurance, major and excess major medical insurance, dental insurance, short-term and long-term disability insurance, sick leave (including salary continuation arrangements), holidays, vacation (not less than four weeks in any calendar year) and any other employee benefit plans or programs that may be sponsored by Company from time to time, including plans that supplement the above-listed types of plans, whether funded or unfunded.

(b)
Medical Insurance. During the Employment Term, Company shall reimburse Executive for one hundred percent (100%) of the cost of health insurance through Company’s group health plan for himself, his Spouse and his dependent children.

(c)
Life Insurance Benefit. In addition to the group life insurance available to employees generally, Company shall provide Executive with an individual permanent life insurance benefit in an initial amount of not less than the Salary, the terms and conditions of such benefit to be more fully described in an insurance ownership agreement between Executive and Company.

10.	TERMINATION OF EMPLOYMENT

(a)	Termination by Mutual Agreement. The Parties may terminate this Agreement by mutual agreement at any time. If they do so, Executive’s entitlements shall be as the Parties mutually agree.

(b)
General. Notwithstanding anything to the contrary herein, in the event of termination of Executive’s employment under this Agreement, he or his Beneficiary, as the case may be, shall be entitled to receive (in addition to payments and benefits under, and except as specifically provided in, subsections (c) through (f) below as applicable):

(i)	his Salary through the date of termination;

(ii)	any annual or special bonus awarded or earned, including the Annual Profit Bonus earned through the date of termination, but not yet paid to him;

(iii)	any deferred compensation under any incentive compensation plan or other deferred compensation plan of company;

(iv)
any other compensation or benefits, including without limitation long-term incentive compensation described in Section 5 above, benefits under equity grants and awards described in Section 6 above and employee benefits under plans described in Section 9 above, that have vested through the date of termination or to which he may then be entitled in accordance with the applicable terms and conditions of each grant, award or plan; and

(v)	reimbursement in accordance with Sections 9(a) above of any business expenses incurred by Executive, as applicable, through the date of termination but not yet paid to him.

(c)
Termination due to Death. In the event that Executive’s employment is terminated due to his death, his Beneficiary shall be entitled, in addition to the compensation and benefits specified in Section 10(b), to his Salary payable for the remainder of the Employment Term or for one year, whichever is greater, at the rate in effect immediately before such termination.

(d)
Termination due to Disability. In the event of Disability, Company or Executive may terminate Executive’s employment. If Executive’s employment is terminated due to Disability, he shall be entitled, in addition to the compensation and benefits specified in Section 10(b), to his Salary payable for the remainder of the Employment Term or one year, whichever is greater, at the rate in effect immediately before such termination, offset by any long-term disability insurance benefit that Company may have elected to provide for him.

(e)
Termination by Company for Cause. Company may terminate Executive’s employment hereunder for Cause only upon written notice to Executive not less than 30 days prior to an intended termination, which notice shall specify the grounds for such termination in reasonable detail. Cause shall in no event be deemed to exist except upon a finding reflected in a resolution approved by a majority (excluding Executive) of the members of the Board (whose findings shall not be binding upon or entitled to any deference by any court, arbitrator or other decision-maker ruling on this Agreement) at a meeting of which Company shall have been given proper notice and at which Executive (and his counsel) shall have a reasonable opportunity to present his case. In the event that Executive’s employment is terminated for Cause, he shall be entitled only to the compensation and benefits specified in Section 10(b).

(f)	Termination Without Cause or by Executive for Good Reason.

(i)
Termination without Cause shall mean termination of Executive’s employment by Company and shall exclude termination (a) due to death, Disability or Cause or (b) by mutual written agreement of Executive and Company. Company shall provide Executive fifteen (15) days’ prior written notice of termination by it without Cause, and Executive shall provide Company fifteen (15) days’ prior written notice of his termination for Good Reason.

(ii)
In the event of termination by Company of Executive’s employment without Cause or of termination by Executive of his employment for Good Reason, he shall be entitled, in addition to the compensation and benefits specified in Section 10(b), to:

(A)	A lump-sum payment equal to the Salary payable to him for the remainder of the Employment Term at the rate in effect immediately before such termination;

(B)
A lump-sum payment equal to the annual profit bonuses for the remainder of the Employment Term (including a prorated bonus for any partial Fiscal Year) equal to the greater of the average of the bonuses awarded to him during the three Fiscal Year preceding the Fiscal Year of termination or the bonus awarded to him for the Fiscal Year immediately preceding termination;

(C)
Continued participation in all employee benefit plans or programs available to Company employees generally in which Executive was participating on the date of termination of this employment until the end of the Employment Term; provided; however, that (x) if Executive is precluded from continuing his participation in any employee benefit plan or program as provided in this clause (C), he shall be entitled to the after-tax economic equivalent of the benefits under the plan or program in which he is unable to participate until the end of the Employment Term, and (y) the economic equivalent of any benefit foregone shall be deemed to be the lowest cost that Executive would incur in obtaining such benefit on an individual basis; and

(D)	Other benefits in accordance with applicable plans and programs of the Company.

(E)	Continued payment of one hundred percent (100%) of the cost of health insurance through Company’s group health plan for himself, his Spouse and his dependent children.

(iii)
Prior written consent by Executive to any of the events described in Section 1(h) above shall be deemed a waiver by him of his right to terminate for Good Reason under this Section 10(f) solely by reason of the events set forth by waiver.

11.	CONFIDENTIAL INFORMATION

(a)	General

(i)
Executive understands and hereby acknowledges that as a result of his employment with Company he will necessarily become informed of and have access to certain valuable and confidential information of Company and any of is Subsidiaries, joint ventures and affiliates, including, without limitation, inventions, trade secrets, technical information, computer software and programs, know-how and plans (“Confidential Information”), and that any such Confidential Information, even though it may be developed or otherwise acquired by Executive, is the exclusive property of Company to be held by him in trust solely for Company’s benefit.

(ii)
Accordingly, Executive hereby agrees that, during the Employment Term and thereafter, he shall not, and shall not cause others to use, reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity any Confidential Information without prior written consent of the Board, except to (a) responsible officers and employees of Company or (b) responsible persons who are in a contractual or fiduciary relationship with Company or who need such information for purposes in the interest of Company. Notwithstanding, the foregoing, the prohibitions of this clause (ii) shall not apply to any Confidential Information that becomes of general public knowledge other than from Executive or is required to be divulged by court order or administrative process.

(b)
Return of Documents. Upon termination of his employment with Company for any reason, Executive shall promptly deliver to Company all plans, drawings, manuals, letters, notes, notebooks, reports, computer programs and copies thereof and all other materials, including without limitation those of a secret or confidential nature, relating to Company’s business that are then in his possession or control.

(c)	Remedies and Sanctions. In the event that Executive is found to be in violation of Section 11(a) or (b) above, Company shall be entitled to relief as provided in Section 13 below.

12.	NONCOMPETITION/NONSOLICITATION

(a)	Prohibitions. Executive shall not, without prior written authorization of the Board, directly or indirectly, though any other individual or entity:

(i)	become an officer or employee of, or render any service to, and direct competitor of Company during the Employment Term;

(ii)
solicit or induce any customer of Company to cease purchasing goods or services from Company or to become a customer of any competitor of Company during the Employment Term or for a period of one year thereafter; or

(iii)	solicit or induce any employee of Company to become employed by any competitor of Company during the Employment Term or for a period of one year thereafter.

(b)	Remedies and Sanctions. In the event that Executive is found to be in violation of Section 12(a) above, Company shall be entitled to relief as provided in Section 13 below.

(c)	Exceptions. Notwithstanding, anything to the contrary in Section 12(a) above, its provisions shall not:

(i)	apply if Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, each as provided in Section 10(f) above; or

(ii)	be construed as preventing Executive from investing his assets in any business that is not a direct competitor of Company.

13.	REMEDIES/SANCTIONS

Executive acknowledges that the services he is to render under this Agreement are of a unique and special nature, the loss of which cannot reasonably or adequately be compensated for in monetary damages, and that irreparable injury and damage may result to Company in the event of any breach of this Agreement or default by Executive. Because of the unique nature of the Confidential Information and the importance of the prohibitions against competition and solicitation, Executive further acknowledges and agrees that Company will suffer irreparable harm if he fails to comply with his obligations under Section 11(a) or (b) above or Section 12(a) above and that monetary damages would be inadequate to compensate Company for any such breach. Accordingly, Executive agrees that, in addition to any other remedies available to either Party at law, in equity or otherwise, Company will be entitled to seek injunctive relief or specific performance to enforce the terms, or prevent or remedy the violation, of any provisions of this Agreement.

14.	BENEFICIARIES/REFERENCES

Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following his death by giving Company written notice thereof. In the event of Executive’s death, or of a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed to refer, as appropriate, to his beneficiary, estate or other legal representative.

15.	WITHHOLDING TAXES

All payments to Executive or his Beneficiary under this Agreement shall be subject to withholding on account of federal, state and local taxes as required by law.

16.	INDEMNIFICATION AND LIAIBLITY INSURANCE

Nothing herein is intended to limit Company’s indemnification of Executive, and Company shall indemnify him to fullest extent permitted by applicable law consistent with Company’s Certificate of Incorporation and By-Laws as in effect at the beginning of the Employment Term, with respect to any action or failure to act on his part while he is an officer, director or employee of Company or any Subsidiary. Company shall cause Executive to be covered at all times by directors’ and officers’ liability insurance on terms no less favorable than the directors’ and officers’ liability insurance maintained by Company in effect on the date hereof in terms of coverage and amounts. Company shall continue to indemnify Executive as provided above and maintain such liability insurance coverage for him after the Employment Term for any claims that may be made against him with respect to his service as a director or officer of Company.

17.	EFFECT OF AGREEMENT ON OTHER BENEFITS

The existence of this Agreement shall not prohibit or restrict Executive’s entitlement to participate fully in compensation, employee benefit and other plans of Company in which senior executives are eligible to participate.

18.	ASSIGNABILITY; BINDING NATURE.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Executive) and assigns. No rights or obligations of Company under this agreement may be assigned or transferred by Company except pursuant to (a) a merger or consolidation in which Company is not the continuing entity or (b) sale or liquidation of all or substantially all of the assets of Company, provided that the surviving entity or assignee or transferee is the successor to all or substantially all of the assets of Company and such surviving entity or assignee or transferee assumes the liabilities, obligations and duties of Company under this Agreement, either contractually or as a matter of law.

Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall use its best efforts to have such assignee or transferee expressly agree to assume the liabilities, obligations and duties of Company hereunder; provided, however, that notwithstanding such assumption, Company shall remain liable and responsible for fulfillment of the terms and conditions of this Agreement. No rights or obligations of Executive under this Agreement may be assigned or transferred by him.

29.	REPRESENTATIONS.

The Parties respectively represent and warrant that each is fully authorized and empowered to enter into this Agreement and that the performance of its or his obligations, as the case may be, under this Agreement will not violate any agreement between such Party and any other person, firm or organization. Company represents and warrants that this agreement has been duly authorized by all necessary corporate actions and is valid, binding and enforceable in accordance with its terms.

20.	ENTIRE AGREEMENT.

Except to the extent otherwise provided herein, this Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes any prior agreements, whether written or oral, between the Parties concerning the subject matter hereof, including without limitation the Prior Agreement. Payments and benefits provided under this Agreement are in lieu of any payments or other benefits under any severance program or policy of Company to which Executive would otherwise be entitled.

21.	AMENDMENT OR WAIVER.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both Executive and an authorized officer of Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Party to be charged with the waiver. No delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

22.	SEVERABILITY.

In the event that any provision or portion of this agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

23.	SURVIVAL.

The respective rights and obligations of the Parties under this Agreement shall survive any termination of Executive’s employment with Company.

24.	GOVERNING LAW/JURISDICTION.

This agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without reference to the principles of conflict of laws.

25.	COSTS OF DISPUTES.

Company shall pay, at least monthly, all costs and expenses, including attorney’s fees and disbursements, of Executive in connection with any proceeding, whether or not instituted by Company or Executive, relating to any provision of this agreement, including but nor limited to the interpretations, enforcement or reasonableness thereof; provided, however, that, if Executive instituted the proceeding and the judge or other decision-maker presiding over the proceeding affirmatively finds that his claims were frivolous or were made in bad faith, he shall pay his own costs and expenses and, if applicable, return any amounts theretofore paid to him or on his behalf under this Section 25. Pending the outcome of any proceeding, Company shall pay Executive all amounts due to him without regard to the dispute; provided, however, that if Company shall be the prevailing party in such a proceeding, Executive shall promptly repay all amounts that he received during pendency of the proceeding (other than amounts received pursuant to this Section 25).

26.	NOTICES.

Any notice given to either Party shall be in writing and shall be deemed to have been given when delivered either personally, by fax, by overnight delivery service (such as Federal Express) or sent by certified or registered mail postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as the Party may subsequently give notice of.

If to Company or the Board:

AmTrust Financial Services, Inc.
59 Maiden Lane
New York, NY 10038
Attention: General Counsel

FAX: (212) 220-7130

If to Executive:

Barry D. Zyskind
5423 17th Avenue
Brooklyn, NY 11204

27.	HEADINGS.

The headings and sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

28.	COUNTERPARTS.

This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the dates set forth below:

AmTrust Financial Services, Inc.

By:________________________________________	Date:_________
Michael Karfunkel
Chairman of the Board of Directors

Date:_________
Barry D. Zyskind